Exhibit 10.02

TERM LOAN AGREEMENT

DATED AS OF SEPTEMBER 26, 2008

AMONG

OKLAHOMA GAS AND ELECTRIC COMPANY,

THE LENDERS

AND

THE ROYAL BANK OF SCOTLAND PLC

AS ADMINISTRATIVE AGENT

AND

AS SYNDICATION AGENT

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ARTICLE I	DEFINITIONS	1
1.1	Certain Defined Terms	1
1.2	The foregoing definitions shall be equally applicable to both the singular
	and plural forms of the defined terms	13

ARTICLE II	THE CREDITS	14
2.1	Term Loan	14
2.2	Required Payments; Termination	14
2.3	Ratable Loans	14
2.4	Types of Advances	14
2.5	Intentionally Omitted	14
2.6	Minimum Amount of Each Advance	14
2.7	Optional Principal Payments	14
2.8	Method of Selecting Type and Interest Period for Borrowing Date
	Advance	15
2.9	Conversion and Continuation of Outstanding Advances	15
2.10	Changes in Interest Rate, etc	16
2.11	Rates Applicable After Default	16
2.12	Method of Payment	16
2.13	Noteless Agreement; Evidence of Indebtedness	16
2.14	Telephonic Notices	17
2.15	Interest Payment Dates; Interest Basis	17
2.16	Notification of Advances, Interest Rates, Prepayments and Commitment
	Reductions; Availability of Loans	18
2.17	Lending Installations	18
2.18	Non-Receipt of Funds by the Agent	18
2.19	Replacement of Lender	18
ARTICLE III	YIELD PROTECTION; TAXES	19
3.1	Yield Protection	19
3.2	Changes in Capital Adequacy Regulations	20
3.3	Availability of Types of Advances	20
3.4	Funding Indemnification	20
3.5	Taxes	21
3.6	Lender Statements; Survival of Indemnity	23
3.7	Alternative Lending Installation	23
ARTICLE IV	CONDITIONS PRECEDENT	24
4.1	Making the Loans	24
4.2	Additional Requirements for the Initial Loans and Advances	25
ARTICLE V	REPRESENTATIONS AND WARRANTIES	25
5.1	Existence and Standing	25
5.2	Authorization and Validity	26

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(continued)

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5.3	No Conflict; Government Consent	26
5.4	Financial Statements	26
5.5	Material Adverse Change	26
5.6	Taxes	27
5.7	Litigation	27
5.8	Subsidiaries	27
5.9	Regulation U	27
5.10	Compliance With Laws	27
5.11	Investment Company Act	27
5.12	Redbud Acquisition and Redbud APA	27
ARTICLE VI	COVENANTS	28
6.1	Financial Reporting	28
6.2	Use of Proceeds	29
6.3	Notice of Default	29
6.4	Maintenance of Existence	29
6.5	Taxes	29
6.6	Insurance	29
6.7	Compliance with Laws	30
6.8	Maintenance of Properties	30
6.9	Inspection; Keeping of Books and Records	30
6.10	Fundamental Changes	30
6.11	Intentionally Omitted	30
6.12	Liens	30
6.13	Affiliates	33
6.14	Leverage Ratio	33
ARTICLE VII	DEFAULTS	33

ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	35
8.1	Acceleration	35
8.2	Amendments	35
8.3	Preservation of Rights	36
ARTICLE IX	GENERAL PROVISIONS	36
9.1	Survival of Representations	36
9.2	Governmental Regulation	36
9.3	Headings	37
9.4	Entire Agreement	37
9.5	Several Obligations; Benefits of this Agreement	37
9.6	Expenses; Indemnification	37
9.7	Numbers of Documents	38
9.8	Accounting	38

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            (continued)

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9.9	Severability of Provisions	38
9.10	Nonliability of Lenders	38
9.11	Confidentiality	39
9.12	Lenders Not Utilizing Plan Assets	39
9.13	Nonreliance	39
9.14	Disclosure	39
9.15	USA Patriot Act Notification	39
ARTICLE X	THE AGENT	40
10.1	Appointment; Nature of Relationship	40
10.2	Powers	40
10.3	General Immunity	40
10.4	No Responsibility for Loans, Recitals, etc	40
10.5	Action on Instructions of Lenders	41
10.6	Employment of Agents and Counsel	41
Reliance on Documents; Counsel	41
10.8	Agent’s Reimbursement and Indemnification	41
10.9	Notice of Default	42
10.10	Rights as a Lender	42
10.11	Lender Credit Decision	42
10.12	Successor Agent	42
10.13	RBS Fees	43
10.14	Delegation to Affiliates	43
10.15	Syndication Agent	43
ARTICLE XI	SETOFF; RATABLE PAYMENTS	43
11.1	Setoff	43
11.2	Ratable Payments	44
ARTICLE XII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	44
12.1	Successors and Assigns	44
12.2	Participations	45
12.3	Assignments	46
12.4	Dissemination of Information	47
12.5	Tax Certifications	47
ARTICLE XIII	NOTICES	47
13.1	Notices	47
13.2	Change of Address	48
ARTICLE XIV	COUNTERPARTS	48
ARTICLE XV	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF
	JURY TRIAL	48

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            (continued)

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15.1	CHOICE OF LAW	48
15.2	CONSENT TO JURISDICTION	48
15.3	WAIVER OF JURY TRIAL	49

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SCHEDULES

Commitment Schedule

Pricing Schedule

Schedule 1	-	Subsidiaries

Schedule 2	-	Liens

Schedule 3	-	Material Adverse Change

Schedule 4	-	Litigation

EXHIBITS

Exhibit A	-	Form of Borrower’s Counsels’ Opinions

Exhibit B	-	Form of Compliance Certificate

Exhibit C	-	Form of Assignment and Assumption Agreement

Exhibit D	-	Form of Loan/Credit Related Money Transfer Instruction

Exhibit E	-	Form of Promissory Note (if requested)

TERM LOAN AGREEMENT

This Term Loan Agreement, dated as of September 26, 2008, is among Oklahoma Gas and Electric Company, an Oklahoma corporation, the Lenders, and The Royal Bank of Scotland plc, a company registered in Scotland, as Administrative Agent and as Syndication Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower the Lenders and the Agent have agreed to enter into this Agreement in order to set forth the terms and conditions under which the Lenders will make loans to the Borrower;

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit now or hereafter made to or for the benefit of the Borrower by the Lenders and the Agent, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Defined Terms. As used in this Agreement:

“Accounting Changes” is defined in Section 9.8 hereof.

“Advance” means the borrowing hereunder, (i) made by some or all of the Lenders on the Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans, which shall be of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means RBS in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders to make Loans on the Borrowing Date. The Aggregate Commitment is Three Hundred Million and 00/100 Dollars ($300,000,000).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Term Loan Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, as modified in accordance with Section 9.8.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day and one half of one percent (0.5%) per annum.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption Agreement” means an assignment agreement in the form of Exhibit C hereto.

“Authorized Officer” means any of the president, chief financial officer, treasurer, an assistant treasurer or the controller of the Borrower or such other representative of the Borrower as may be designated by any one of the foregoing with the consent of the Agent.

“Borrower” means Oklahoma Gas and Electric Company, an Oklahoma corporation, and its permitted successors and assigns (including, without limitation, a debtor in possession on its behalf).

“Borrowing Date” means the Initial Borrowing Date and each other date on which an Advance is effected hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes (including, without limitation, any borrowing or payment of Floating Rate Advances), a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

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“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest, including any options, warrants or similar rights convertible into or exerciseable for any of the foregoing.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Parent; (ii) the Parent shall cease to own, directly or indirectly and free and clear of all Liens or other encumbrances, at least 80% of the outstanding shares of voting stock of the Borrower on a fully diluted basis; or (iii) the majority of the Board of Directors of the Parent fails to consist of Continuing Directors.

“Closing Date” means September 26, 2008.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Commitment” means, for each Lender, such Lender’s obligation to make a Loan to the Borrower in an amount not exceeding the amount set forth on the Commitment Schedule opposite such Lender’s name.

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Closing Date attached hereto and identified as such.

“Consolidated Capitalization” means the sum of (i) Consolidated Indebtedness, (ii) consolidated common stockholders’ equity as would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with Agreement Accounting Principles, (iii) the aggregate liquidation preference of preferred stocks (other than preferred stocks subject to mandatory redemption or repurchase) of the Borrower and its Consolidated Subsidiaries upon involuntary liquidation, (iv) the aggregate outstanding amount of all Equity Preferred Securities, Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities and (v) minority interests as would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with Agreement Accounting Principles; provided that Consolidated Capitalization shall exclude the non-cash effects resulting from the application of Financial Accounting Standards Board Statement No. 158: Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106 and 132(R)).

“Consolidated Indebtedness” means, at any date, all Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall exclude (i) all

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Non-Recourse Indebtedness and (ii) subject to the following proviso, the aggregate outstanding amount of all Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities; provided further that Consolidated Indebtedness shall include the Applicable Percentage of the aggregate principal amount of Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities. As used herein, “Applicable Percentage” means (x) 0% of the aggregate principal amount of such securities up to 15% of Consolidated Capitalization, (y) 50% of the amount by which the aggregate principal amount of such securities exceeds 15% of Consolidated Capitalization, provided that any such aggregate principal amount in excess of 25% of Consolidated Capitalization shall be excluded from this clause (y) and shall instead be calculated in accordance with the following clause (z) and (z) 100% of the incremental amount by which the aggregate principal amount of such securities exceeds 25% of Consolidated Capitalization.

“Consolidated Subsidiary” means, for any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date; unless otherwise specified “Consolidated Subsidiary” means a Consolidated Subsidiary of the Borrower.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Termination Date” means the date on which the Obligations become or are declared due and payable pursuant to Section 8.1 hereof.

“Default” means an event described in Article VII.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

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“Equity Preferred Securities” means any securities, however denominated, (i) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (ii) that are not, or the underlying securities, if any, of which are not, subject to mandatory redemption or maturity prior to 91 days after the Specified Date, and (iii) the terms of which permit the deferral of interest or distributions thereon to a date occurring after the 91st day after the Specified Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) as calculated by the British Bankers’ Association and obtained through a nationally recognized service such as the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such service (the “Service”), or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time), with respect to Interest Periods of one week or less, on the first day, and with respect to greater Interest Periods, on the second Business Day prior to the first day, of such Interest Period, and having a maturity equal to such Interest Period; and (b) if the rate specified in clause (a) of this definition does not so appear on such Service, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which RBS or one of its affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time), with respect to Interest Periods of one week or less, the first day, and with respect to greater Interest Periods, on the second Business Day prior to the first day, of such Interest Period, in the amount of $5,000,000, and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes (imposed in lieu of net income taxes) imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

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“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility Termination Date” means the earliest to occur of (i) the Stated Facility Termination Date, (ii) the Credit Termination Date and (iii) the date selected as such by the Borrower.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York, New York time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Fitch” means Fitch Ratings and any successor thereto.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in effect from time to time.

“Hybrid Equity Securities” means any securities issued by the Borrower, any Subsidiary or a financing vehicle of the Borrower or any Subsidiary that (i) are classified as possessing a minimum of “intermediate equity content” by S&P, Basket C equity credit by Moody’s or 50% equity credit by Fitch at the time of issuance thereof and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the date that is 91 days after the Specified Date.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding current accounts payable incurred in the ordinary course of business), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (iv) all indebtedness under Capitalized Leases in accordance with Agreement Accounting Principles, (v) all reimbursement obligations outstanding of such Person with respect to surety bonds, Letters of Credit and bankers’ acceptances, (vi) indebtedness of the type described in clauses (i) through (v)

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above secured by any Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (vii) all direct guarantees of Indebtedness referred to in clauses (i)-(v) above of another Person and (viii) all amounts payable in connection with mandatory redemptions or repurchases of preferred stock (other than Equity Preferred Securities); provided that Indebtedness shall exclude any indebtedness arising from the application of either Financial Interpretation Nos. 45 and 46 of Financial Accounting Standards Board or Issue No. 01-08 of the Emerging Issues Task Force.

“Initial Borrowing Date” means the date on which the initial Advance is made hereunder, which shall be the Closing Date unless another date is requested by the Borrower and agreed to by the Lenders.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one day, one week or such other period agreed to by the Lenders and the Borrower, or, with respect to a Eurodollar Advance converted or continued at least three Business Days after the Initial Borrowing Date, one month, commencing on a Business Day selected by the Borrower pursuant to this Agreement. If the Lenders agree to a period of one or more months, such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months or, if applicable, such other agreed upon period thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month or such other succeeding period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month or after the Stated Facility Termination Date, such Interest Period shall end on the immediately preceding Business Day unless otherwise agreed by the Lenders.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on the administrative information sheets provided to the Agent in connection herewith or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.13 (if requested)) and agreements executed in

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connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Mandatorily Convertible Securities” means mandatorily convertible equity-linked securities issued by the Borrower or any Subsidiary, so long as the terms of such securities require no repayments or prepayments of principal and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the Specified Date.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than Non-Recourse Indebtedness) in an outstanding principal amount of $65,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which includes a commitment pursuant to which Indebtedness in an amount which would constitute Material Indebtedness may be incurred at the option of the borrower thereunder (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as promulgated under the Securities Act of 1933, as amended, as such regulation is in effect on the date of this Agreement.

“Modify” and “Modification” are defined in Section 2.20.1.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions.

“Net Cash Proceeds” means,  with respect to the with respect to the Redbud Disposition, the aggregate cash proceeds (including by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower pursuant to such sale net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof, (iii) amounts required to be applied to the repayment of any Indebtedness secured by Liens on the asset subject to such sale and (iv) holdbacks or escrows reducing the cash proceeds to the Borrower (provided that such amounts shall be deemed to be Net Cash Proceeds upon the release to and for the sole account of the Borrower (and which are not required to be paid by the Borrower to a third person in respect of the obligation, liability or circumstance for which such escrows or holdbacks were established).

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“Non-Recourse Indebtedness” means Indebtedness of any Subsidiary (other than a Material Subsidiary) as to which (A) neither the Borrower nor any Material Subsidiary provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) neither the Borrower nor any Material Subsidiary is directly or indirectly liable as a guarantor or otherwise, (C) neither the Borrower nor any Material Subsidiary is the lender or other type of creditor, or (D) the relevant legal documents do not provide that the lenders or other type of creditors with respect thereto will have any recourse to the stock or assets of the Borrower or any Material Subsidiary.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.13.

“Obligations” means all Loans, advances, debts, liabilities and obligations owing by the Borrower to the Agent, any Lender, any affiliate of the Agent, any Lender, or any indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loan outstanding at such time.

“Parent” means OGE Energy Corp., an Oklahoma corporation.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the Facility Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

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“Previous Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of December 6, 2006 by and among the Borrower, the lenders party thereto, Wachovia Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and RBS, Mizuho Corporate Bank and Union Bank of California, N.A., as Co-Documentation Agents, as the same may be amended, restated, supplemented or otherwise modified, together with refinancings, increases or extensions thereof.

“Pricing Schedule” means the Schedule identifying the Applicable Margin, which schedule is attached hereto and identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by RBS (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all right, title and interest of such Person in or to property, whether real, personal, tangible, intangible, or mixed.

“Pro Rata Share” means, with respect to a Lender, (a) prior to the Initial Borrowing Date and the making of the Loans hereunder, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time, or (b) from and after the Initial Borrowing Date and the making of the Loans hereunder, a fraction the numerator of which is such Lender’s Outstanding Credit Exposure at such time and the denominator of which is the Aggregate Outstanding Credit Exposure at such time.

“Purchasers” is defined in Section 12.3.1.

“RBS” means The Royal Bank of Scotland plc, a company registered in Scotland, and its successors.

“Receivables Purchase Documents” means any series of receivables purchase or sale agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which the Borrower or any of its Subsidiaries, in their respective capacities as sellers or transferors of any consumer loan receivables, sell or transfer to SPVs all of their respective rights, title and interest in and to certain consumer loan receivables for further sale or transfer to other purchasers of or investors in such assets (and the other documents, instruments and agreements executed in connection therewith), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement or substitution therefor.

“Receivables Purchase Facility” means any securitization facility made available to the Borrower or any of its Subsidiaries, pursuant to which consumer loan receivables of the Borrower or any of its Subsidiaries are transferred to one or more SPVs, and thereafter to certain investors, pursuant to the terms and conditions of the Receivables Purchase Documents.

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“Redbud Acquisition” means the purchase by the Borrower of the issued and outstanding Capital Securities of Redbud Energy LP in accordance with the terms of the Redbud Purchase Agreement, which entity will then be dissolved and the assets thereof distributed to the Borrower.

“Redbud APA” means that certain Asset Purchase Agreement dated as of January 21, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), entered into by and among the Borrower, as seller, and the Oklahoma Municipal Power Authority and the Grand River Dam Authority, as purchasers, pursuant to which the Borrower shall sell an undivided fractional interest in the Redbud Facility to each such purchaser.

“Redbud Disposition” means the sale by the Borrower of the undivided fractional interests in the Redbud Facility to each of the Oklahoma Municipal Power Authority and the Grand River Dam Authority as contemplated pursuant to the Redbud APA.

“Redbud Escrow” means the deposit into escrow by each of Oklahoma Municipal Power Authority and the Grand River Dam Authority of, collectively, not less than $350,000,000 to purchase up to a 49% fractional interest in the Redbud Facility pursuant to the Redbud APA.

“Redbud Facility” means that certain 1,230 MW gas-fired, combined-cycle power generation facility in Luther, Oklahoma which was originally owned by Redbud Energy LP.

“Redbud Purchase Agreement” means that certain a Purchase and Sale Agreement dated as of January 21, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among the Borrower, Redbud Energy I, LLC, Redbud Energy II, LLC and Redbud Energy III, LLC, pursuant to which the Company shall acquire 100% of the issued and outstanding Capital Securities of Redbud Energy LP.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of

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the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, at any time, Lenders in the aggregate having Pro Rata Shares greater than fifty percent (50%) at such time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereto.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC Reports” means (i) the Annual Report on Form 10-K of the Borrower for the fiscal year ended December 31, 2007, (ii) the Quarterly Reports on Form 10-Q of the Borrower for the fiscal quarters ended March 31, 2008 and June 30, 2008 and (iii) the Current Reports on Form 8-K filed by the Borrower prior to the Closing Date.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Specified Date” means the date which is the later of the Facility Termination Date and date of repayment in full of the Obligations (other than contingent indemnity obligations not then due and payable).

“SPV” means any special purpose entity established for the purpose of purchasing consumer loan receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“Stated Facility Termination Date” means December 29, 2008.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 25% of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in

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the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends such four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

“Swap Agreements” means any agreement with respect to any swap, forward, future or other derivative transaction or option or similar agreement entered into by the Borrower or any of its Subsidiaries in order to provide protection to the Borrower and/or its Subsidiaries against fluctuations in future interest rates, currency exchange rates or commodity prices.

“Syndication Agent” means RBS, in its capacity as Syndication Agent hereunder.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transferee” is defined in Section 12.4.

“Trust Preferred Securities” means trust preferred securities issued by a trust established by the Borrower or any Subsidiary, along with any junior subordinated debt obligations of the Borrower or any such Subsidiary to such capital trust, so long as (i) the terms thereof require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the Specified Date, (ii) the obligations of the Borrower or such Subsidiary in respect thereof are subordinated and junior in right of payment to all unsecured and unsubordinated obligations of the Borrower for or in respect of borrowed money and (iii) the obligors in respect of such preferred securities and subordinated debt have the right to defer interest and dividend payments.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under each Single Employer Plan subject to Title IV of ERISA exceeds the fair market value of all such Plan’s assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan for which a valuation report is available, using actuarial assumptions for funding purposes as set forth in such report.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

1.2       The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

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ARTICLE II

THE CREDITS

2.1       Term Loan. Provided the Credit Termination Date has not then occurred, upon the satisfaction of the conditions precedent set forth in Section 4.1 and 4.2, as applicable, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower on the Initial Borrowing Date in the amount of its respective Commitment. Principal Amounts repaid or prepaid pursuant to this Agreement may not be reborrowed. The Commitment of each Lender shall expire on the Initial Borrowing Date, after giving effect to (and subject to) its making of the Loans as aforesaid on such date.

2.2       Required Payments; Termination. The Borrower shall make mandatory prepayments in the amount of one hundred percent (100%) of the Net Cash Proceeds (up to the aggregate amount of the then outstanding Obligations) received by the Borrower from the Redbud Disposition. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date. Notwithstanding the termination of this Agreement on the Facility Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.3       Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.4       Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5	Intentionally Omitted.

2.6       Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that the Floating Rate Advance may be in the amount of the Aggregate Outstanding Credit Exposure not otherwise allocated to Advances meeting the criteria above.

2.7       Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances on any Business Day upon notice to the Agent by no later than 11:00 a.m. (New York, New York time) on the date of such prepayment. The Borrower may from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances,

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or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three (3) Business Days’ prior notice to the Agent (or in the case of Advances for which the Interest Period is one (1) day, upon notice to the Agent no later than 11:00 a.m. (New York, New York time) on the date of such payment.

2.8       Method of Selecting Type and Interest Period for Initial Borrowing Date Advance. The Borrower shall select the Type of Advance and, in the case of a Eurodollar Advance, the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (the “Borrowing Notice”) not later than 11:00 a.m. (New York, New York time) on the Initial Borrowing Date, specifying:

2.8.1	the Initial Borrowing Date, which shall be a Business Day,
2.8.2	the aggregate amount of such Advance(s),
2.8.3	the Type(s) of Advance(s) selected, and

2.8.4        in the case of a Eurodollar Advance, the Interest Period(s) applicable thereto.

Not later than noon (New York, New York time) on the Initial Borrowing Date, each Lender shall make available its Loan in funds immediately available to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Lenders available to the Borrower.

2.9       Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance, with respect to Interest Periods of one week or less, not later than 11:00 a.m. (New York, New York time) on, and with respect to greater Interest Periods, on the third Business Day prior to, the Business Day of the requested conversion or continuation, specifying:

2.9.1        the requested date, which shall be a Business Day, of such conversion or continuation,

2.9.2        the aggregate amount and Type of the Advance which is to be converted or continued, and

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2.9.3	the duration of the Interest Period applicable thereto.

2.10     Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Stated Facility Termination Date.

2.11     Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

2.12     Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (New York, New York time) on the date when due and shall be applied ratably except as otherwise specifically required hereunder) by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender.

2.13     Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

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(i)

The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period (in the case of a Eurodollar Advance) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(ii)

The entries maintained in the accounts maintained pursuant to paragraph (i) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iii)

Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit E (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14     Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow the Borrowing Notice and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.15     Interest Payment Dates; Interest Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day an

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Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (New York, New York time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest and fees in connection with such payment.

2.16     Notification of Advances, Interest Rates, Prepayments and Commitment Reductions; Availability of Loans. Promptly after receipt thereof, the Agent will notify each Lender of the contents of the Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify the Borrower and each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate.

2.17     Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18     Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19     Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement; provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase

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for cash the Loans due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the purchasing lender.

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ARTICLE III

YIELD PROTECTION; TAXES

3.1       Yield Protection. If, on or after the date of this Agreement, the adoption of any law, rule or regulation or any change in any such law, rule or regulation or in the interpretation or administration thereof by any governmental, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

3.1.1        subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

3.1.2        imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

3.1.3        imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Commitment or Eurodollar Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Commitment or Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Commitment or Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender.

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment, or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans, then, within fifteen (15) days of demand, accompanied by the written

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statement required by Section 3.6, by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received; provided that no such amount shall be payable with respect to any period commencing more than ninety (90) days prior to the date such Lender first notifies the Borrower of its intention to demand compensation therefor under this Section 3.1.

3.2       Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below), then, within fifteen (15) days of demand, accompanied by the written statement required by Section 3.6, by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans, as applicable, hereunder (after taking into account such Lender’s policies as to capital adequacy); provided that no such amount shall be payable with respect to any period commencing more than thirty (30) days before the date such Lender first notifies the Borrower of its intention to demand compensation under this Section 3.2. “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) after the date of this Agreement, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency given or made after the date of this Agreement. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3       Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4       Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower in the Borrowing Notice or a Conversion/Continuation Notice for any reason other

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than default by the Lenders, or a Eurodollar Advance is not prepaid on the date specified by the Borrower pursuant to Section 2.7 for any reason, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5       Taxes. (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof or, if a receipt cannot be obtained with reasonable efforts, such other evidence of payment as is reasonably acceptable to the Agent, in each case within thirty (30) days after such payment is made.

(ii)

In addition, the Borrower shall pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii)

The Borrower shall indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv)

Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, on or prior to the Initial Borrowing Date or, with respect to any such Lender becoming a party hereto after such date, not more than ten (10) Business Days after the date on which it becomes a party to this Agreement (but in any event before a payment is due to it hereunder), (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, or (ii) in the case of a Non-U.S. Lender that is fiscally transparent, deliver to the Agent a United States Internal Revenue Form W-8IMY together with the applicable accompanying forms, W-8 or W-9, as the case may

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be, and certify that it is entitled to an exemption from United States withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)

For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to gross up or indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi)

Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii)

If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent or the Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent and the Borrower fully for all amounts paid, directly or indirectly, by the Agent or the Borrower, as the case may be, as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent or the Borrower, as the case may be, under this

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subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent or the Borrower, as the case may be, which attorneys may be employees of the Agent or the Borrower, as the case may be). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

(viii)

In the event that the Borrower makes a payment for the account of any Lender and such Lender, in its reasonable judgment, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender shall, in its reasonable judgment, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit or oblige any Lender to claim any tax credit or to disclose any information in relation to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, relief, remissions or repayments to which it may be entitled.

3.6       Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within fifteen (15) days after demand and receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7       Alternative Lending Installation. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. A Lender’s designation of an alternative Lending Installation shall not affect the Borrower’s rights under Section 2.19 to replace a Lender.

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ARTICLE IV

CONDITIONS PRECEDENT

4.1       Making the Loans. The effectiveness of this Agreement and the obligation of the Lenders to make the initial Loans hereunder shall be subject to the satisfaction of the following conditions precedent and, if applicable, the delivery by the Borrower to the Agent sufficient copies for the Lenders of:

4.1.1        Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

4.1.2        Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

4.1.3        An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall (i) identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower and (ii) certify as to the tax identification number and business address of the Borrower, as well as any other information reasonably requested in writing by the Agent or any Lender prior to the Closing Date as necessary for the Agent or any Lender to verify the identity of the Borrower as required by Section 326 of the USA PATRIOT ACT.

4.1.4        A certificate, signed by the chief financial officer or treasurer of the Borrower, stating that on the Closing Date no Default or Unmatured Default has occurred and is continuing.

4.1.5        A written opinion of the Borrower’s counsels, in form and substance satisfactory to the Agent and addressed to the Lenders, in substantially the form of Exhibit A.

4.1.6        Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

4.1.7        Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

4.1.8        The Redbud Purchase Agreement and the Redbud APA remain in force and effect and will result in the receipt by the Borrower of not less than $350,000,000 in Net Cash Proceeds from the sale of interest in the Redbud Facility as contemplated thereby, and the Borrower shall have provided evidence reasonably satisfactory to the

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Lender that the Redbud Escrow has been and remains funded in accordance with the terms of the Redbud APA.

4.1.9        Such other documents as any Lender or its counsel may have reasonably requested.

The Agent shall promptly notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

4.2       Additional Requirements for the Initial Loans and Advances. The Lenders shall not be required to make the initial Loan or Advance unless on the Initial Borrowing Date:

4.2.1	There exists no Default or Unmatured Default.

4.2.2        The representations and warranties contained in Article V (other than representations and warranties set forth in Sections 5.5 and 5.7) are true and correct in all material respects as of the Initial Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

4.2.3        The Borrower shall have obtained all necessary governmental approvals in order to incur the Loans and Advances requested and to perform all obligations and receive all benefits with respect to the Redbud Acquisition and the Redbud APA.

4.2.4        All legal matters incident to the making of the Advance and the Loans shall be satisfactory to the Lenders and their counsel.

The Borrowing Notice with respect to the Advance and the Loans on the Initial Borrowing Date shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2.1 and 4.2.2 have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making its initial Loan on the Initial Borrowing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that as of the Initial Borrowing Date:

5.1       Existence and Standing. Each of the Borrower and its Material Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect.

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5.2       Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents (as in effect on the date that this representation is made or deemed made) and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents (as in effect on the date that this representation is made or deemed made) and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3       No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Material Subsidiaries or (ii) the Borrower’s or any Material Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Material Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Material Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except for any such violations, conflicts or defaults which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Material Subsidiaries, is required to be obtained by the Borrower or any of its Material Subsidiaries in connection with the execution and delivery of the Loan Documents (as in effect on the date that this representation is made), the borrowings under this Agreement (as in effect on the date that this representation is made), the payment and performance by the Borrower of the Obligations thereunder or the legality, validity, binding effect or enforceability of any of the Loan Documents (as in effect on the date that this representation is made).

5.4       Financial Statements. The December 31, 2007 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5       Material Adverse Change. Since December 31, 2007, except as disclosed in the SEC Reports and on Schedule 3 hereto, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, on a consolidated basis, which could reasonably be expected to have a Material Adverse Effect.

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5.6       Taxes. The Borrower and its Material Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Material Subsidiaries, except in respect of such taxes, if any, (i) which are not in the aggregate material or (ii) as are being contested in good faith and as to which adequate reserves have been set aside in accordance with GAAP and as to which no Lien exists (except as permitted by Section 6.12.1). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7       Litigation. Except as disclosed in the SEC Reports and on Schedule 4 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Advance and the Loans.

5.8       Subsidiaries. Schedule 1 contains an accurate list of all Material Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Material Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9       10.7Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulation U), and after applying the proceeds of each Advance, margin stock (as so defined) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.10     Compliance With Laws. The Borrower and its Material Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement and except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

5.11     Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.12     Redbud Acquisition and Redbud APA. The Borrower is not aware of any matter which could reasonably be expected to prevent it from completing the Redbud Acquisition and satisfying all requirements for the release and payment to it of the Redbud Escrow.

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ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1       Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

6.1.1        Within ninety (90) days after the close of each of its fiscal years, financial statements prepared in accordance GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by an audit report, consistent with the requirements of the Securities and Exchange Commission, of a nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Lenders.

6.1.2        Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or treasurer.

6.1.3        Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by an Authorized Officer showing the calculations necessary to determine compliance with Section 6.14 and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

6.1.4	[Intentionally Omitted].

6.1.5        As soon as possible and in any event within ten (10) days after the Borrower knows that any Reportable Event has occurred with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, a statement, signed by the chief financial officer or treasurer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

6.1.6        From time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Lender, may reasonably request.

6.1.7        Promptly upon the filing thereof, copies of all registration statements (other than any registration statement on Form S-8 and any registration statement in connection with a dividend reinvestment plan, shareholder purchase plan or employee benefit plan) and reports on form 10-K, 10-Q or 8-K (or their equivalents) which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

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Information required to be delivered pursuant to these Sections 6.1.1, 6.1.2, and 6.1.7 shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Securities and Exchange Commission website on the Internet at sec.gov/edaux/searches.htm, on the Borrower’s IntraLinks site at intralinks.com or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 6.1.3 and such notice or certificate shall also be deemed to have been delivered upon being posted to the Borrower’s IntraLinks site or such other website and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 6.1.1, 6.1.2 and 6.1.7 to any Lender which requests such delivery.

6.2       Use of Proceeds. The Borrower will use the proceeds of the Loans for general corporate purposes, including without limitation the Red Bud Acquisition. The Borrower shall use the proceeds of the Advance and Loans in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulations U and X, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

6.3       Notice of Default. The Borrower will deliver to the Agent within five (5) days after any officer of the Borrower with responsibility relating thereto obtains knowledge of any Default or Unmatured Default, if such Default or Unmatured Default is then continuing, a certificate of an Authorized Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

6.4       Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective corporate or other legal existence and their respective rights, privileges and franchises material to the normal conduct of their respective businesses; provided that nothing in this Section 6.4 shall prohibit (i) any transaction permitted pursuant to Section 6.10 or (ii) the termination of any right, privilege or franchise of the Borrower or any Material Subsidiary or of the corporate or other legal existence of any Material Subsidiary or the change in form of organization of the Borrower or any Material Subsidiary if the Borrower in good faith determines that such termination or change is in the best interest of the Borrower, is not materially disadvantageous to the Lenders and, in the case of a change in the form of organization of the Borrower, the Agent has consented thereto.

6.5       Taxes. The Borrower will, and will cause each Material Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those (i) which are not in the aggregate material or (ii) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6       Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

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6.7       Compliance with Laws. The Borrower will, and will cause each Material Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where failure to so comply could not reasonably be expected to result in a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or necessity of compliance therewith is being contested in good faith by appropriate proceedings.

6.8       Maintenance of Properties. Subject to Section 6.10, the Borrower will, and will cause each Material Subsidiary to keep its Property useful and necessary in the operation of its business in good repair, working order and condition, ordinary wear and tear excepted.

6.9       Inspection; Keeping of Books and Records. The Borrower will, and will cause each Material Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property (subject to such physical security requirements as the Borrower or the applicable Subsidiary may reasonably require), to examine and make copies of the books of accounts and other financial records of the Borrower and each Material Subsidiary (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into for the purpose of evading the requirements of this Section), and to discuss the affairs, finances and accounts of the Borrower and each Material Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable notice and at such reasonable times and intervals as the Agent or any Lender may designate. The Borrower shall keep and maintain, and cause each of its Material Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.

6.10     Fundamental Changes. The Borrower will not, nor will it permit any Material Subsidiary to, merge or consolidate with or into any other Person or sell, lease, transfer or otherwise dispose of (excluding by way of the loss, destruction or damage of any thereof or any actual or threatened condemnation, confiscation, requisition, seizure or taking thereof) (collectively, a “Disposition”) all or substantially all of its assets, except that (i) a Material Subsidiary may merge into the Borrower or another Material Subsidiary or any other Person if after giving effect thereto such Person becomes a Material Subsidiary, (ii) the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and (B) after giving effect thereto, no Default shall have occurred and be continuing, (iii) Dispositions may be made to the Borrower or a Material Subsidiary, (iv) Dispositions may be made by a Material Subsidiary to another Person who becomes a Material Subsidiary and (v) without limiting the generality of any of the foregoing, in no event shall this Agreement be deemed to limit or restrict the consummation of the transactions contemplated under the Redbud Purchase Agreement and the Redbud APA.

6.11	Intentionally Omitted.

6.12     Liens. The Borrower will not, nor will it permit any Material Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Material Subsidiaries, except:

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6.12.1      Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

6.12.2      Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

6.12.3      Liens including Liens imposed by Environmental Laws arising in the ordinary course of its business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $40,000,000 at any time at which Investment Grade Status does not exist as to the Borrower and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business.

6.12.4      Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

6.12.5	Liens existing on the date hereof and described in Schedule 2.

6.12.6      Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

6.12.7      Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

6.12.8      Easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property of the Borrower and its Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of the Borrower or such Subsidiary conducted at the property subject thereto.

6.12.9      Liens existing on property or assets at the time of acquisition thereof by the Borrower or a Subsidiary; provided that (i) such Liens existed at the time of such acquisition and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets (other than additions thereto and property in replacement or substitution thereof).

6.12.10    Liens existing on property or assets of a Person which is merged or consolidated with or into the Borrower or any Subsidiary, or otherwise becomes a Subsidiary; provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, and (ii) any such Lien does not

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encumber any other property or assets (other than additions thereto and property in replacement or substitution thereof).

6.12.11    Liens arising by reason of any judgment, decree or order of any court or other governmental authority, if appropriate legal proceedings are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, in an aggregate amount not to exceed $65,000,000 at any time outstanding.

6.12.12    Leases and subleases of real property owned or leased by the Borrower or any Subsidiary not interfering with the ordinary conduct of the business of the Borrower and the Subsidiaries.

6.12.13    Liens securing Indebtedness (including Capitalized Lease Obligations) of the Borrower and its Subsidiaries incurred to finance the acquisition, repair, construction, development or improvement of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with or within 18 months of the acquisition or completion of repair, construction, development or improvement of such fixed or capital assets and (ii) such Liens do not encumber any property other than the property financed by such Indebtedness (other than additions thereto and property in replacement or substitution thereof).

6.12.14    Liens in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or for the benefit of holders of securities issued by any such entity, to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of the repair, construction, development or improvement of any fixed or capital assets; provided that such Liens do not encumber any property other than the property financed by such Indebtedness (other than additions thereto and property in replacement or substitution thereof).

6.12.15    Liens securing Indebtedness of the Borrower to a Subsidiary or of a Subsidiary to the Borrower or another Subsidiary.

6.12.16	Liens arising in connection with a Receivables Purchase Facility.

6.12.17    Liens created or assumed by the Borrower or a Subsidiary on any contract for the sale of any product or service or any proceeds therefrom (including accounts and other receivables) or related to the operation or use of any acquired property and created not later than 18 months after the later of the date such acquisition or the commencement of full operation of such property.

6.12.18    Liens created by a Subsidiary on advance payment obligations by such Subsidiary to secure indebtedness incurred to finance advances for oil, gas hydrocarbon and other mineral exploration and development.

6.12.19    Cash collateral and other Liens securing obligations of any Subsidiary incurred in the ordinary course of its energy marketing business.

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6.12.20    Liens securing obligations, neither assumed by the Borrower or any Subsidiary nor on account of which the Borrower or any Subsidiary customarily pays interest, upon real estate or under which any Subsidiary has a right-of-way, easement, franchise or other servitude or of which any Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment.

6.12.21    Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a depository institution.

6.12.22    Renewals, extensions and replacements of the Liens permitted under Sections 6.12.5, 6.12.9, 6.12.10, 6.12.13, 6.12.14, 6.12.17 and 6.12.18 above; provided that no such Lien shall as a result thereof cover any additional assets (other than additions thereto and property in replacement or substitution thereof).

6.12.23    Liens granted to the “Administrative Agent,“ for the benefit of the “Lenders”, in the “Facility LC Collateral Account” as set forth in Section 2.20.13 of the Previous Credit Agreement (such terms used herein having the meaning set forth in the Previous Credit Agreement).

6.12.24    Liens not described in Sections 6.12.1 through 6.12.23, inclusive, securing Indebtedness of the Borrower (other than Indebtedness of the Borrower owed to any Subsidiary) and/or securing Indebtedness of the Borrower’s Subsidiaries (other than Indebtedness of any Subsidiary owed to the Borrower or any other Subsidiary), in an aggregate outstanding amount not to exceed ten percent (10%) of the consolidated assets of the Borrower and its Subsidiaries at the time of such incurrence.

6.13     Affiliates. The Borrower will not, and will not permit any Material Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower and its Subsidiaries) except upon fair and reasonable terms no less favorable to the Borrower or such Material Subsidiary than the Borrower or such Material Subsidiary would obtain in a comparable arms-length transaction.

6.14     Leverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Indebtedness to (ii) Consolidated Capitalization to be greater than 0.65 to 1.0.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1       Any representation or warranty made or deemed made by or on behalf of the Borrower under or in connection with this Agreement, the Loans or any Advance, or any

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certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2       Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any fee or other obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3       The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.12, 6.13 or 6.14.

7.4       The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice is given to the Borrower by the Agent or any Lender.

7.5       Failure of the Borrower or any of its Material Subsidiaries to pay when due (after any applicable grace period) any Material Indebtedness; or any Material Indebtedness of the Borrower or any of its Material Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Material Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6       The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith in a timely manner any appointment or proceeding described in Section 7.7.

7.7       Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.8       A judgment or other court order for the payment of money in excess of $65,000,000 shall be rendered against the Borrower or any Material Subsidiary and such judgment or order shall continue without being vacated, discharged, satisfied or stayed or bonded pending appeal for a period of forty-five (45) days.

7.9       The Unfunded Liabilities of all Single Employer Plans could in the aggregate reasonably be expected to result in a Material Adverse Effect or any Reportable Event shall

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occur in connection with any Plan that could reasonably be expected to have a Material Adverse Effect.

7.10	Any Change in Control shall occur.

7.11     The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred, pursuant to Section 4201 of ERISA, withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $65,000,000 or requires payments exceeding $10,000,000 per annum.

7.12     The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased, in the aggregate, over the amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $65,000,000.

7.13     Any Loan Document shall fail to remain in full force or effect or any action shall be taken by the Borrower to assert the invalidity or unenforceability of any Loan Document.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1       Acceleration. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(ii)       If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2       Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to

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the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders affected thereby:

8.2.1        Except as specifically provided in this Agreement, (i) extend the final maturity of any Loan, (ii) extend the Stated Facility Termination Date, (iii) postpone any regularly scheduled payment of principal or mandatory prepayment of any Loan or reduce or forgive all or any portion of the principal amount thereof (other than a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof), (iv) increase the amount of the Commitment of any Lender hereunder or (v) permit the Borrower to assign its rights or obligations under this Agreement; or

8.2.2        Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definition of “Pro Rata Share”; or

8.2.3	Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3       Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of the Advance and Loans notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to the Advance and Loans shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1       Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the initial Advance and Loans on the Initial Borrowing Date as herein contemplated.

9.2       Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

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9.3       Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4       Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than those contained in the fee letters described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5       Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.6       Expenses; Indemnification. (i) The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent and expenses of and fees for other advisors and professionals engaged by the Agent) paid or incurred by the Agent in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Syndication Agent, and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges and expenses of attorneys and paralegals for the Agent, the Syndication Agent, and the Lenders, which attorneys and paralegals may be employees of the Agent, the Syndication Agent, or the Lenders) paid or incurred by the Agent, the Syndication Agent, or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii)

The Borrower hereby further agrees to indemnify the Agent, the Syndication Agent, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Syndication Agent, any Lender or any affiliate is a party thereto, and all reasonable attorneys’ and paralegals’ fees, reasonable time charges and reasonable expenses of attorneys and paralegals of the party seeking indemnification, which attorneys and paralegals may or may not be employees of such party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of the Advances and Loans hereunder except to the extent that they have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

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9.7       Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders, to the extent that the Agent deems necessary.

9.8       Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding the foregoing, all financial statements to be delivered by the Borrower pursuant to Section 6.1 shall be prepared in accordance with generally accepted accounting principles in effect at such time.

9.9       Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10     Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

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9.11     Confidentiality. Each of the Agent and the Lenders agrees that any information delivered or made available by the Borrower pursuant to this Agreement shall be kept confidential, shall be used solely in connection with evaluating, approving, structuring, administering or enforcing the credit facility contemplated hereby and shall not be provided to any other Person; provided that nothing herein shall prevent any Lender from disclosing such information (a) to any other Lender or the Agent, (b) to any other Person if reasonably incidental to the evaluation, administration or enforcement of the credit facility contemplated hereby, which Person has been informed of the confidential nature of such information, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) which had been publicly disclosed other than as a result of a disclosure by the Agent or any Lender prohibited by this Agreement, (f) in connection with any litigation (to the extent relating to or involving the Loan Documents or the credit facility evidenced thereby) to which the Agent, any Lender or its Affiliates may be a party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Lender’s or the Agent’s legal counsel, independent auditors and other professional advisors, which Persons have been informed of the confidential nature of such information, (i) to such Lender’s direct or indirect contractual counterparties in Swap Agreements relating to this Agreement, or the Commitments or Loans hereunder, or to legal counsel, accountants and other professional advisors to such counterparties, in each case which have been informed as to the confidential nature of such information, (j) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans and Advances hereunder and (k) subject to provisions substantially similar to those contained in this Section 9.11, to any actual or proposed Participant or assignee.

9.12     Lenders Not Utilizing Plan Assets. Each Lender represents and warrants that none of the consideration used by such Lender to make its Loans constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

9.13     Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans and Advances provided for herein.

9.14     Disclosure. The Borrower and each Lender hereby acknowledge and agree that RBS and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.15     USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government of the United States of America fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. Accordingly, when the Borrower opens an account, the Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that

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will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.

ARTICLE X

THE AGENT

10.1     Appointment; Nature of Relationship. RBS is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2     Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3     General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4     No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any

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other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

10.5     Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6     Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7     Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8     Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent and the Syndication Agent ratably in proportion to the Lenders’ Pro Rata Shares of the Aggregate Commitment (or, if the Aggregate Commitment has been terminated, of the Outstanding Credit Exposure) (i) for any amounts not reimbursed by the Borrower for which the Agent or the Syndication Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent or the Syndication Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent or the Syndication Agent in connection with any dispute between the Agent or the Syndication Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent or the Syndication Agent in any way

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relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent or the Syndication Agent in connection with any dispute between the Agent, the Syndication Agent, and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9     Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10   Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

10.11   Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12   Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five (45) days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so

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appointed by the Required Lenders within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13   RBS Fees. The Borrower agrees to pay to RBS the fees agreed to by the Borrower and RBS pursuant to that certain letter agreement dated as of even date herewith, or as otherwise agreed from time to time.

10.14   Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15   Syndication Agent. The Syndication Agent shall have no obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, the Syndication Agent shall not have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgements with respect to the Syndication Agent as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1     Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender

43

or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2     Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1     Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided,however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat each Lender which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Lender complies with Section 12.3; provided,however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Lender which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Lender, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

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12.2	Participations.

12.2.1      Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Notwithstanding the foregoing, unless a Default has occurred and is continuing, the Lenders may not sell participations in respect of their Loans or Commitments to any competitor of the Borrower or any other company engaged in the business of selling or distributing energy products.

12.2.2      Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2.

12.2.3      Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3; provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.4 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

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12.3	Assignments.

12.3.1      Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities other than the Borrower or its Affiliates (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment. Notwithstanding the foregoing, unless a Default has occurred and is continuing, the Lenders may not make assignments in respect of their Loans or Commitments to any competitor of the Borrower or any other company engaged in the business of selling or distributing energy products.

12.3.2      Consents. The consent of the Agent and the Borrower shall be required prior to an assignment becoming effective; provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3      Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3.2, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the

46

consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the Notes (if any) held by the transferor Lender, new Notes or, as appropriate, replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments (or if the Aggregate Commitment has been terminated, their respective Outstanding Credit Exposure), as adjusted pursuant to such assignment.

12.3.4      Register. The Agent, acting solely for this purpose as an agent of the Borrower (and the Borrower hereby designates the Agent to act in such capacity), shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4     Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5     Tax Certifications. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1     Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Lenders or the Agent, at its address or facsimile number set forth on the signature pages hereof or, (y) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is

47

received, (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that, subject to Section 2.14, notices to the Agent under Article II shall not be effective until received and provided further that any notice not received during Agent’s normal business hours on a Business Day shall be deemed to have been received at the opening of business on the next Business Day.

13.2     Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed original counterpart of this Agreement.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1     CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO APPLICABLE FEDERAL LAWS.

15.2     CONSENT TO JURISDICTION. THE BORROWER, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

48

ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3     WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

49

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

OKLAHOMA GAS AND ELECTRIC

COMPANY,

as the Borrower

By: /s/ Deborah S. Fleming_________________

Name: Deborah S. Fleming

Title:	Vice President and Treasurer

Address:

321 N. Harvey

Oklahoma City, OK 73102

Attention:	Deborah S. Fleming
Phone:	(405) 553-3800
Facsimile:	(405) 553-3576

THE ROYAL BANK OF SCOTLAND plc,

as Administrative Agent, as Syndication Agent

and as a Lender

By: /s/ Patricia J. Dundee_________________

Name: Patricia J. Dundee

Title:	Managing Director

Address:

600 Steamboat Road, Greenwich, CT 06830

Attention:	Jacob Abraham
Phone:	(203) 971-3563
Facsimile:	(212) 401-1494

COMMITMENT SCHEDULE

LENDER	COMMITMENT
The Royal Bank of Scotland plc	$300,000,000

AGGREGATE COMMITMENT	$300,000,000

50

PRICING SCHEDULE

	APPLICABLE MARGIN From Closing Date through thirty days after Closing Date	APPLICABLE MARGIN From thirty days after Closing Date through sixty days after Closing Date	APPLICABLE MARGIN From and after sixty days after Closing Date
Eurodollar Rate	0. 50%	0. 65%	0. 80%
ABR	0.0%	0.0%	0.0%

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EXHIBIT B

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Amended and Restated Credit

Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Term Loan Agreement dated as of September 26, 2008 (as amended, modified, renewed or extended from time to time, the “Agreement”) among OKLAHOMA GAS AND ELECTRIC COMPANY (the “Borrower”), the lenders party thereto and The Royal Bank of Scotland plc, as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected __________ of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

B-1

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of __________, _____.

B-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of _________, ____ with

Provisions of Section 6.14 of

the Agreement

B-3

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

C-1

1.	Assignor:

2.	Assignee:		[and is an Affiliate/Approved
Fund of [identify Lender][1]

3.	Borrower:	OKLAHOMA GAS AND ELECTRIC COMPANY

4.	Agent:	The Royal Bank of Scotland plc	, as the agent under the Credit
Agreement.

5.	Credit Agreement:	The Term Loan Agreement dated as of September 26, 2008 among OKLAHOMA GAS AND ELECTRIC COMPANY, the Lenders party thereto, The Royal Bank of Scotland plc, as Agent, and the other agents party thereto.
6.	Assigned Interest:
		Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
		$	$	_______%
		$	$	_______%
		$	$	_______%

7.	Trade Date:			[3]

Effective Date: ____________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

_________________________

1  Select as applicable.

*  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3  Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

C-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:
ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:
Consented to and Accepted:
THE ROYAL BANK OF SCOTLAND plc, as Agent
By:
Title:

[Consented to:][4]

OKLAHOMA GAS AND ELECTRIC COMPANY
By:
Title:

_________________________

4  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

C-3

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1       Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan

C-4

Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the [Assignor]5 for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

_________________________

5  If assignment is made pursuant to Section 2.19 and Borrower has made the payments required by said Section, the Assignor’s portion of payments in respect of the Assigned Interest shall be payable to the Borrower.

C-5

ADMINISTRATIVE QUESTIONNAIRE

[(Schedule to be supplied by Closing Unit or Trading Documentation Unit)]

C-6

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

[(Schedule to be supplied by Closing Unit or Trading Documentation Unit)]

C-7

EXHIBIT D

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To The Royal Bank of Scotland plc,

as Agent (the “Agent”) under the Credit Agreement

Described Below.

Re:

Term Loan Agreement, dated September 26, 2008 (as the same may be amended or modified, the “Credit Agreement”), among Oklahoma Gas and Electric Company (the “Borrower”), the Lenders named therein and the Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower; provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

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EXHIBIT E

NOTE

[Date]

OKLAHOMA GAS AND ELECTRIC COMPANY, an Oklahoma corporation (the “Borrower”), promises to pay to ____________________________________ (the “Lender”) on the Stated Facility Termination Date __________ DOLLARS ($_____) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the New York Branch of The Royal Bank of Scotland plc, as Agent, together with accrued but unpaid interest thereon. The Borrower shall pay interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Term Loan Agreement dated as of September 26, 2008 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and The Royal Bank of Scotland plc, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

Any assignment of this Note, or any rights or interest herein, may only be made in accordance with the terms and conditions of the Agreement. This Note is a registered Note and, as provided in the Agreement, the Borrower, the Agent and the Lenders may treat the person whose name is recorded in the Register as the owner hereof for all purposes, notwithstanding notice to the contrary. The entries in the Register shall be conclusive, absent manifest error.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York, but giving effect to federal laws.

OKLAHOMA GAS AND ELECTRIC

COMPANY

By:
Print Name:
Title:

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SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF OKLAHOMA GAS AND ELECTRIC COMPANY,

DATED _____________ ____, 20___

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

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